SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                           CONVERTIBLE PROMISSORY NOTE

$2,000,000.00                                                  December 22, 1999
                                                             Seattle, Washington

         For value received, Ubarter.com, Inc., a Nevada corporation (the "Company"), promises to pay to ShopNow.com Inc., a Washington corporation (the "Holder"), the principal sum of Two Million Dollars ($2,000,000.00). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to eight and one-half percent (8.5%) per annum, simple interest. Interest will be computed on the basis of a 360-day year of twelve 30-day months. This
Note is subject to the following terms and conditions.

1. Maturity. Subject to Section 2, principal and all accrued and unpaid interest under this Note shall be due and payable upon demand by the Holder at any time after June 22, 2000 (the "Maturity Date"). Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable in the event of any Event of Default (as defined below).

2.       Conversion.

(a) Termination of LOI. The entire principal amount of and accrued and unpaid interest on this Note shall automatically be converted into fully paid and nonassessable shares of the Company's common stock ("Common Stock") upon the earlier to occur of (1) the termination of the binding provisions (the "Binding Provisions") of that certain Letter of Intent, dated December 20, 1999, among Holder, the Company, Steven M. White and New Horizons LP (the "LOI"), by Holder pursuant to Paragraph J(ii) of the LOI, (2) the termination of the Binding Provisions by the Company pursuant to Paragraphs J(iii) of the LOI, (3) the acceptance by the Company of a proposal to effect an Alternative Transaction (as defined in the LOI), (4) the failure of the transaction contemplated in the LOI to be consummated on or before the date designated for the Closing (as defined in the LOI) for any reason other than the Company's closing conditions not being satisfied on or prior to such date due to any omission or affirmative act of Holder, (5) the termination of the Binding Provisions by the Company and Holder pursuant to Paragraph J(i) of the LOI, (6) the termination of the Binding Provisions by the Company pursuant to Paragraph J(ii) of the LOI, (7) termination of the Binding Provisions by Holder pursuant to Paragraphs J(iii), J(iv) or J(v) of the LOI, or (8) the failure of the Company's closing conditions to the transaction proposed in the LOI to be satisfied on or prior to the date designated for the Closing due to any omission or affirmative act of Holder. (b)

(b) Number of Shares Issued upon Termination by the Company. Upon the conversion of this Note due to the occurrence of an event represented by clauses
(1), (2),(3) or (4) of Section 2(a) above, the number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the entire principal amount of this Note plus accrued and unpaid interest by (y) $2.15 (the "Company Termination Conversion Price"), rounded to the nearest whole share.

(c) Number of Shares Issued upon Termination by Holder. Upon the conversion of this Note due to the occurrence of an event represented by clauses
(5), (6), (7) or (8) of Section 2(a) above, the number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the entire principal amount of this Note plus accrued and unpaid interest by (y) $3.58 (the "Holder Termination Conversion Price"), rounded to the nearest whole share.

(d)      Warrant Coverage.

     (i) In the event of a conversion of this Note pursuant to clauses (1), (2),
(3) or (4) of Section 2(a) above, the Company shall issue to Holder a warrant to purchase a number of shares of Common Stock equal to the quotient of (A) 125% times the entire principal amount of this Note plus accrued and unpaid interest divided by (B) the Company Termination Conversion Price. Such warrant shall have a term of 7 years and an exercise price equal to the Company Termination Conversion Price, rounded to the nearest whole share. The form of warrant is attached as Appendix A hereto.

     (ii) In the event of a  conversion  of this Note  pursuant to clauses  (5),
(6), (7) or (8) of Section 2(a) above, the Company shall issue to Holder a warrant to purchase a number of shares of Common Stock equal to the quotient of
(i) 50% times the entire principal amount of this Note plus accrued and unpaid interest divided by (ii) the Holder Termination Conversion Price. Such warrants shall have a term of 7 years and an exercise price equal to the Holder Termination Conversion Price, rounded to the nearest whole share. The form of warrant is attached as Appendix A hereto.

(e) Mechanics and Effect of Conversion. No fractional shares of the Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

3. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may not be made prior to the Maturity Date, unless agreed to in writing by the Holder.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, (i) the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates and (ii) the Company may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Holder. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Note.

8. Shareholders, Officers and Directors Not Liable. In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9.  Notice  and   Presentment.   The  Company  hereby  waives  demand,   notice,
presentment, protest and notice of dishonor.

10. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance of this 11.

Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12. Attorneys' Fees. The Company and all endorsers of this Note agree to pay the Holder's reasonable expenses and costs in collecting and enforcing this Note, including reasonable attorneys' fees.

13. Holder as Owner. The Company may deem and treat the holder of record of this Note as the absolute owner for all purposes regardless of any notice to the contrary.

14. Events of Default. If any of the events specified in this Section 13 shall occur (an "Event of Default"), the Holder may, so long as such condition exists, declare the outstanding principal and accrued but unpaid interest immediately due and payable by notice in writing to the Company:

     (a) The institution of proceedings by the Company to be adjudicated as bankrupt or insolvent, the filing of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, the appointment of a receiver, liquidator or trustee, an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

     (b) If, within 60 days after the commencement of an action against the Company (and service of process on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company, such appointment shall not have been vacated;

     (c) Failure to pay the principal of and interest on this Note when due;

     (d) The adoption of any plan of liquidation, dissolution or winding up of the Company, or the involuntary occurrence thereof; or

     (e) Material breach by the Company of any provision of this Note (other than the payment obligations described in clause (c) above), where such breach is not cured within ten (10) days after the Company receives written notice of the same from the Holder.

14. Covenants of the Company. For so long as any principal remains outstanding under the Note, the Company shall not, without first obtaining the consent of
Holder:

     (a) issue equity securities or options, warrants, rights or convertible securities; other than for customary grants of options to new hires not to exceed in the aggregate 50,000

     (b) amend the Company's Articles of Incorporation or Bylaws in any manner adverse to Holder;

     (c) lease, sell, license or otherwise transfer all or substantially all of its assets;

     (d) create or assume any indebtedness for borrowed money that is pari passu or senior in right of payment to the obligations under the Note;

     (e) pay any dividends or other distributions on the capital stock of the Company, or repurchase or redeem any Common Stock, other than pursuant to vesting or repurchase provisions under equity incentive programs maintained by the Company;

     (f) grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant if the direct or indirect result of such action would be likely to result in (i) the insolvency or bankruptcy of the Company or (ii) an Event of Default;

     (g) directly or indirectly make any payments on existing indebtedness other than regularly scheduled installments of principal and interest nor make any payment on any existing indebtedness which would violate the terms of such indebtedness or any agreement related thereto; or

     (h) cause the net loss on the Company's income statement to increase by more than $500,000 in any individual month.

15. Company Representations and Warranties. The Company represents and warrants that:

     (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada. The Company has all requisite corporate power and authority to carry on its business as presently conducted, and to carry out the transactions contemplated in this Note. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company's financial condition, business, operations or property.

     (b) The execution, delivery and performance by the Company of this Note has been duly authorized by all requisite action of the Company and its directors and shareholders. This Note has been duly executed and delivered by the Company, and this Note constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Note, except for filings pursuant to the federal securities laws and to applicable state Blue Sky laws.

     (d) The Company is not in default (i) under its Articles of Incorporation or its Bylaws; (ii) under any material contract, agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected, including without limitation any material indenture, mortgage, lease, license or purchase or sales order, other than any default arising from the failure to the Company to register the shares of the Company's common stock in accordance with section 1.9 of that certain Share Purchase Agreement dated February 28, 1999, among the registrant, Barter Business Exchange Inc. and Bob Bagga; or (iii) with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality. To the knowledge of the Company, there presently exists no material default by any party other than the Company to any of the foregoing, and no condition, event or act which constitutes, or which after notice, lapse of time or both would constitute, a material default by the Company or any other party under any of the foregoing.



                            [Signature page follows]

                                     COMPANY:

                                     Ubarter.com, Inc.

                                     By:    /s/ Steven White

                                     Name:     Steven White
                                                 (print)
                                     Title:  CEO

                                     Address:  21400 International Blvd, #207
                                               Seattle, WA  98198
                                               (206) 872-9290


AGREED AND ACCEPTED:

ShopNow.com Inc.




By: ______________________________________

Name:_____________________________________
                  (print)
Title:____________________________________

Address:  411 First Avenue S., Suite 200N
          Seattle, WA  98104











          [Signature Page to Convertible Subordinated Promissory Note]